EXHIBIT 5.1

August  22,  2001

Mass  Megawatts  Power,  Inc.
11  Maple  Ave.
Shrewsbury,  MA  01545

Re:    Registration  Statement  on  Form  SB-2
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Gentlemen:

          We have acted as counsel to Mass Megawatts Power, Inc. (the "Company"), a Massachusetts corporation, in connection with the preparation and filing of the above referenced Registration Statement (the "Registration Statement") relating to the public offering of up to 20,000 shares of common stock (the "Shares") which are proposed to be sold by the Company pursuant to the Registration Statement.

          We are familiar with the Registration Statement. We have reviewed the Company's Articles of Organization and By-laws, each as amended to date. We also have examined certificates addressed to us from officers of the Company, such public and private corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all examinations of documents we have assumed the genuineness of all signatures appearing on such documents, and the genuineness and authenticity of all copies submitted to us conformed, photostatic or other copies as true copies of the original document.

          On the basis of the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms set forth in the Registration
Statement,  will  be  validly  issued,  fully  paid  and  non-assessable.

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Mass Megawatts Power, Inc.
August 22, 2001
Page 2

          The opinions rendered herein are limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States.

          We consent to the filing of this opinion as an Exhibit to the Registration Statement, and consent to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very  truly  yours,

/s/

ECKERT  SEAMANS  CHERIN  &
  MELLOTT,  LLC


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